Exhibit 4.48

BANK OF FUSHUN

CONTRACT FOR GUARANTEE OF MAXIMUM AMOUNT

Contract No.: Fu Yin Shen Fen/Zhi 2017 No. Zong Xin 001 Gao Bao No. 1

Guarantor: Wang Song

Creditor: Bank of Fushun Co., Ltd., Shenyang Branch

PLEASE NOTE

1.              Please perform this Contract in good faith and repay the principal of the loans and the interest thereon on time in the principles of honesty and good faith so as to protect your interest of credit and avoid bad credit records due to a default.

2.              You have become aware that any default shall result in legal liabilities.

CONTRACT FOR GUARANTEE OF MAXIMUM AMOUNT

THE GUARANTOR IS REQUESTED TO READ THE FULL TEXT OF THIS CONTRACT, AND THE GUARANTOR IS REMINDED TO SPECIALLY PAY ATTENTIONS TO THE TERMS EXEMPTING THE CREDITOR FROM ITS LIABILITIES OR LIMITING THE LIABILITIES OF THE CREDITOR, GRANTING CERTAIN RIGHTS TO THE CREDITOR UNILATERALLY, AND INCREASING THE LIABILITIES OF THE GUARANTOR OR LIMITING THE RIGHTS OF THE GUARANTOR. PLEASE TIMELY REQUEST THE CREDITOR TO EXPLAIN IF HAVING ANY DOUBT.

Guarantor: Wang Song

Legal Representative (Responsible Person): ___________________

Creditor: Bank of Fushun Co., Ltd., Shenyang Branch / Sub-branch

Responsible Person: Ma Jinzhong

Domicile: No. 87 Heilongjiang Street, Huanggu District, Shenyang

Postal Code: 110000

Whereas: the Creditor has granted or will grant a series of credit to ChinaCache Xin Run Technology (Beijing) Co., Limited(hereinafter referred to as the “Debtor”), and the Guarantor is willing to secure the creditor’ rights held by the Creditor in favor of the Creditor in the form of guarantee of maximum amount on the basis of such credit in order to ensure the realization of the creditor’ rights held by the Creditor.

The Guarantor and the Creditor hereby conclude this Contract to specify the rights and obligations of the parties upon consensus through consultation.

CLAUSE 1 PRIMARY CONTRACT

1.1       The Primary Contract secured by this Contract is A (choose A or B).

A.            The Contract for Comprehensive Credit Lines No. Fu Yin Shen Fen 2017 Zong Xin No.001 executed by the Creditor and the Debtor and the individual agreements which have been signed or will be signed pursuant to such contract, and the amendments or supplements thereto.

It’s not required to further notify the Guarantor when the Creditor and the Debtor execute the contracts for specific business, agreements or other legal documents for the specific credit business under the Primary Contract.

B.            All contracts for credit business and the amendments or supplements thereto executed by the Creditor and the Debtor during the period from ____ (month) ____ (date), ____(year) to____ (month) ____ (date), ____(year).

The aforesaid contracts for credit business include but are not limited to contracts for loans, contracts for issuing bank acceptance bills and contracts for issuing letters of guarantee. It’s not required to further notify the Guarantor of the execution of the Primary Contract and the agreements or other legal documents under the Primary Contract. The Guarantor agrees that the Debtor may use the loan (credit) lines under the Primary Contract on revolving basis.

1.2       The amounts of principals, interest rates, deadlines for the Debtor to repay its debts and etc. will be subject to the records of the Loan Notes or applicable evidence of creditor’s rights when the principal creditor’s right (including contingent creditor’s rights) accrue under the Primary Contract.

CLAUSE 2 PRINCIPAL CREDITOR’S RIGHT AND OCCURRENCE PERIOD THEREOF

Unless otherwise required by law or agreed by the Parties, the creditor’s rights actually accrued during the following period under the Primary Contract and the creditor’s rights between the Debtor and the Creditor exist prior to the effectiveness of this Contract shall constitute the principal creditor’s right hereunder: A (choose A or B).

A.            The period from the date on which the contract No. Fu Yin Shen Fen 2017 Zong Xin No.001 referred to in Clause 1.1 hereof executed by the Creditor and Debtor becomes effective until the date on which the credit lines provided in such contract and the amendments or supplements thereto expires.

B.            The period from ____ (month) ____ (date), ____(year) to____ (month) ____ (date), ____(year) under Clause 1.1 hereof.

CLAUSE 3 MAXIMUM AMOUNT OF SECURED CREDITOR’S RIGHTS

3.1           The maximum principal balance of the creditor’s rights secured hereunder is: RMB (in letter) _________________________.

3.2           With respect to the principal creditor’s right which is determined as the principal creditor’s right secured hereunder as of the date on which the principal creditor’s right determined under Clause 2 hereof expires, the interest (including legal interest, agreed interest, compound interest and default interest) accrued on the principal of such primary creditor’s right, liquidated damages, damages, the costs arising from the realization of creditor’s rights (including but not limited to costs of litigation, lawyers’ fee, notarial fees and costs of enforcement), the losses incurred by the Creditor as a result of the default of the Debtor and other costs payable are also included in the secured creditor’s rights, the specific amount of which will be determined when the repayment is made.

The sum of the creditor’s rights determined under the two paragraphs above is the maximum amount of the creditor’s rights secured hereunder.

CLAUSE 4 LIABILITIES OF GUARANTEE

4.1           The guarantee hereunder is a guarantee with joint and several liability.

4.2           The term of guarantee is separately calculated as per the term of the performance of each debt under the Primary Contract, commencing from the date on which this Contract shall become effective (or from the date on which the Creditor pays the amount under an issued bank acceptance bill / letter of guarantee / letter of credit) and expiring two years after the date on which the term agreed for the performance of the debt latest becoming due in all principal creditor’s right shall expire (or the date on which the Creditor pays the amount).

During the term of guarantee, the Creditor may require the Guarantor to assume the liabilities of guarantee for the principal creditor’s right wholly or partially, in installments or single transaction, or severally or jointly.

4.3           The Creditor may require the Guarantor to assume the liabilities of guarantee if the Debtor fails to make repayment to the Creditor pursuant to the provisions on any normal repayment date or prepayment date under the Primary Contract.

The normal repayment date referred to the preceding paragraph means the principal repayment date or interest payment date agreed under the Primary Contract or the date on which the Debtor shall pay any amount to the Creditor pursuant to the provisions of such contract. The prepayment date referred to the preceding paragraph means the prepayment date proposed by the Debtor and agreed by the Creditor and the date required by the Creditor to take back from the Debtor in advance the principal of the creditor’s rights and the interest thereon and/or any other amount pursuant to the provisions of such contract.

CLAUSE 5 REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

5.1           The Guarantor has the capacity for civil rights and full capacity for civil conducts (if the Guarantor is a natural person) / the Guarantor has been legally established and is lawfully existing and has all necessary capacity for rights (if the Guarantor is not a natural person), and is able to perform the obligations hereunder and assume the civil liabilities in his/her/its own name.

5.2           The Guarantor is fully aware of the contents of the Primary Contract. The execution and performance of this Contract are on the basis of the intent genuinely expressed by the Guarantor, and the legal and valid authorizations have been obtained pursuant to the requirements of its articles of association or other internal managerial documents.

If the Guarantor is a company, then its provision of guarantee has been approved by the resolution adopted by its board of directors or meeting of shareholders or general meeting of shareholders pursuant to the provisions of its articles of association; and if its articles of association provide limitations on the aggregate amount of securities and the amount of a single security, then the security hereunder does not exceed such provided limitations on amounts.

The execution and performance of this Contract do not violate any contract, agreement or other legal documents binding upon the Guarantor.

5.3           All documents, materials and information supplied by the Guarantor to the Creditor during the execution and performance of this Contract are true, accurate, complete and valid.

5.4           The choice of this clause is: B.

A.            The Debtor is the shareholder or “actual controller” defined in the Companies Law .

B.            If the Debtor is not the shareholder or “actual controller” defined in the Companies Law, then the Guarantor shall immediately notify the Creditor and provide the resolution adopted by its meeting of shareholders (or general meeting of shareholders) for approving the security when the Debtor becomes the shareholder or actual controller of the Guarantor prior to the Debtor fully repaying the debts under the Primary Contract.

5.5           The Creditor may inquire the report on the credit of the Guarantor via the basic database of financial credit information when inquiring the credit of the Guarantor required by its review of the Guarantor’s applications for loans or applications for the provision of security or post-loan management or other purpose. The Creditor may submit the information about the credit of the Guarantor to the basic database of financial credit information.

CLAUSE 6 OBLIGATIONS OF THE GUARANTOR

6.1           The Guarantor shall unconditionally and immediately pay all amounts due and payable by the Debtor if the Debtor fails to fully or on time repay all loans or any part thereof, or the principal of financing amounts or the amounts paid by the Creditor in advance or the interest accrued thereon.

The Guarantor agrees that: if the creditor’s rights under the Primary Contract are concurrently secured by the charge or pledge supplied by the Debtor or a third party, then the Creditor may determine, at its own discretion, the order to exercise the rights, and the Creditor may require the Guarantor to immediately pay all amounts due and payable by the Debtor without firstly exercising the security interests; if the Creditor waives the security interests or the sequence of its rights or changes the security interests, the Guarantor shall still assume the liabilities of guarantee pursuant to this Contract without exemption from any liability.

6.2           The Guarantor shall be obligated to supervise the Debtor under the Primary Contract to use the loans for the purpose agreed in the Primary Contract, and shall not be relieved from any liability due to the use of the loans by the Debtor under the Primary Contract breaching the provisions of the Primary Contract.

6.3           The Guarantor shall cooperate for the Creditor’s supervision and inspection on its income and credit (if the Guarantor is a natural person) / its operation and financial conditions (if the Guarantor is not a natural person), and timely furnish all financial statements and other materials and information required by the Creditor.

6.4           The Guarantor shall send at least thirty days’ prior written notice to the Creditor of any of the following circumstances and shall not adopt any of the following acts prior to the creditor’s rights under the Primary Contract being fully paid:

(1)         The sale, grant, leasing, lending or transfer of, or creation of pledge or charge on or otherwise disposal of substantial assets, or all assets or a majority thereof;

(2)         Any material change in the operating system or form of property right organization, including but not limited to the implementation of contracting, leasing, joint operation, corporate system reform, stock cooperative system reform, sale of enterprise, merger (consolidation), joint venture (cooperation), division, incorporation of a subsidiary, title transfer, and decrease of capital.

6.5           The Guarantor shall notify the Creditor in writing within seven days from the date on which any of the following circumstances occurs or may occur:

(1)         It amends the articles of association, or changes the items registered with the administration for industry and commerce such as the name of enterprise, legal representative, domicile, correspondence address and business scope, or makes a decision having material effect on finance or human resources;

(2)         It intends to apply for bankruptcy or any creditor has applied for bankruptcy of the Guarantor;

(3)         It is involved in any litigation, arbitration or administrative proceedings, or any property preservation or other compulsory measure is taken on its substantial assets;

(4)         It provides guarantee for a third party and therefore brings about material adverse effect on its economic conditions, financial conditions or ability to perform the obligations hereunder;

(5)         It executes any contract having material effect on its operation or financial conditions;

(6)         It ceases its production, closes its business, dissolves, or ceases the conduct of its business for rectification, or its business license is revoked;

(7)         The Guarantor or major investor or major managerial staff is involved in abnormal change, missing, or investigated or restricted personal freedom by the judicial authority pursuant to the law, or involved in other violation of the laws or regulations;

(8)         Its operation experiences any serious difficulty, its financial conditions deteriorate, or any other event occurs which has adverse effect on the normal operation, financial conditions, ability to repay debts or economic conditions of the Guarantor; or

(9)         There is any material change in the work or income of the Guarantor, or there is any change to the contact information such as domicile of the Guarantor (if the Guarantor is a natural person).

6.6           Term of Disclosure of Related Transactions

The parties agree to apply paragraph A as listed below:

A.            The Guarantor is not a group client defined by the Creditor in accordance with Guidelines for Risk Management of Group Clients’ Credit Business in Commercial Banks (hereinafter referred to as the Guidelines).

B.            The Guarantor is a group client defined by the Creditor in accordance with the Guidelines. The Guarantor shall timely report to the Creditor on the details of any related transaction in an amount of 10% or more of its net assets, including the relationship of the parties to the transaction, the items transacted, the nature of the transaction, the amount or corresponding ratio of the transaction and pricing policy (including any transaction which does not have an amount or only has a symbolic amount).

6.7           The Guarantor shall not seek the right of recourse acquired as a result of the performance of this Contract against the Debtor or other guarantor before the Debtor has repaid the Creditor all debts under the Primary Contract.

CLAUSE 7 RELATIONSHIP BETWEEN THIS CONTRACT AND THE PRIMARY CONTRACT

It’s required to obtain the written consent from the Guarantor if the Primary Contract contains a Contract for Comprehensive Credit Lines or a Contract for Loans of Maximum Amount or the choice of the Primary Contract is paragraph B pursuant to Clause 1 hereof and the use term of credit lines, the period during which the principal creditor’s right accrues or the term of business cooperation is extended. If the consent is not obtained from the Guarantor or is withheld by the Guarantor, the Guarantor shall assume liabilities of guarantee only for the principal creditor’s right accruing during the original use term of credit lines or term of business cooperation within the maximum amount of secured creditor’s rights under Clause 3 hereof, and the term of guarantee shall still be the term originally agreed. It’s not required to obtain the consent from the Guarantor and the Guarantor shall still assume liabilities of guarantee for the changed Primary Contract within the maximum amount of secured creditor’s rights under Clause 3 hereof if any change is made to other contents or matters contained in the Contract for Comprehensive Credit Lines or the Contract for Loans of Maximum Amount or the contracts for credit business executed during the term of paragraph B above (including the amendments or supplements thereto) or any change is made to all or a part of terms of an individual agreement thereunder or any change is made to all or a part of terms of the Primary Contract for a single deal.

The parties specially agree that: if the Primary Contract shall become invalid, the Guarantor will assume the joint liabilities for return or indemnification which shall be assumed by the Debtor after the Primary Contract becomes invalid.

CLAUSE 8 DEFAULT EVENTS AND TREATMENT MEASURES

8.1           Any of the following circumstances shall constitute a default of the Guarantor hereunder:

(1)         the Guarantor fails to timely perform the liabilities of guarantee pursuant to the provisions hereof;

(2)         any representation made by the Guarantor herein is not true or breaches any commitment made by it herein;

(3)         any circumstance referred to Clause 6.5 hereof occurs and materially affects the Guarantor’s financial conditions and ability to perform this Contract;

(4)         the Guarantor ceases its business or any event of dissolution, revocation or bankruptcy occurs to the Guarantor;

(5)         the Guarantor breaches other provisions regarding the rights and obligations of the parties herein; or

(6)         any default event by the Guarantor under any other contract between the Guarantor and the Creditor or other agency of Bank of Fushun Co., Ltd.;

8.2           If a default event under the preceding paragraph occurs, the Creditor may separately or simultaneously take the following measures on the basis of the specific conditions:

(1)         To require the Guarantor to rectify its default within the time limit and timely perform the liabilities of guarantee;

(2)         To decrease, suspend or terminate all or a part of the credit lines granted to the Guarantor;

(3)         To entirely or partially suspend or terminate the acceptance of the business applications of the Guarantor under other contracts; to entirely or partially suspend or terminate the making of loans or conducting of financing with respect to the loans having not been made and trading financing having not been conduct;

(4)         To declare that the principal of loans / trading financing amounts having not been repaid under other contracts and the interest thereon and other amounts payable shall immediately and entirely or partially become due;

(5)         To terminate or discharge this Contract, and entirely or partially terminate or discharge other contracts between the Guarantor and the Creditor;

(6)         To require the Guarantor to indemnify the losses incurred by the Creditor as a result of the default of the Guarantor; and

(7)         To take such other measures as the Creditor considers necessary.

CLAUSE 9 PROVISIONS FOR DEDUCTION AND TRANSFER

The Creditor may deduct and transfer the funds in any account opened by the Guarantor at Bank of Fushun to repay the debts due and payable by the Debtor or Guarantor. The maturity of the amount in the account will be deemed to be accelerated.

CLAUSE 9 RESERVATION OF RIGHTS

Any waiver by one party of all rights hereunder or any part thereof or its any failure to require the other party to perform or undertake all obligations or liabilities or any part thereof shall not constitute the waiver or exemption by that party of such rights or from such obligations or liabilities.

Any grace period or extension granted by one party to the other party, or any of its delay in exercising the rights hereunder shall neither affect any right held by it under this Contract, laws and regulations, nor be deemed as its waiver of such right.

CLAUSE 11 AMENDMENT, MODIFICATION AND PARTIAL INVALIDITY

The amendment to or modification of this Contract shall be made in writing and agreed by the parties after consultation. Any amendment or modification shall have the same legal effect as this Contract.

The invalidity of any term hereof shall not affect the legal effect of the remaining terms hereof unless otherwise provided by the laws and regulations or agreed by the parties.

CLAUSE 12 GOVERNING LAW AND DISPUTE SETTLEMENT

This Contract shall be governed by the law of the People’s Republic of China.

Any dispute arising from the execution or performance of this Contract or in connection with this Contract after the effectiveness of this Contract may be resolved by the parties through their consultation. If the consultation fails, either party may bring a lawsuit to the people’s court at the domicile of the Creditor pursuant to the law.

During the resolution of the dispute, the remaining terms hereof shall continue to be fulfilled if the fulfillment of such remaining terms is not affected by the dispute.

CLAUSE 13 MISCELLANEOUS

*                 13.1 If the Guarantor evades the Creditor ‘s supervision, defaults on the debt of guarantee, or maliciously evades the debt , the Creditor may circulate notices and release announcements of such acts to the relevant units and in the news media.

*                 13.2 The Guarantor shall not assign or transfer any right or obligation hereunder to a third party without the written consent of the Creditor.

*                 13.3 The Guarantor shall voluntarily be subject to the compulsory enforcement if not performing or not fully performing the obligations provided herein.

*                 13.4 The Guarantor acknowledges that the Creditor may be required out of business needs to authorize other agencies of Bank of Fushun to perform the rights and obligations hereunder or to transfer the business hereunder to other agencies of Bank of Fushun for administration. The other agencies of Bank of Fushun authorized by the Creditor or other agencies of Bank of Fushun taking over the business hereunder may exercise all rights hereunder, and as to the disputes hereunder, may bring litigation in their own names to the courts and request for compulsory enforcement.

13.5        This Contract shall be binding upon the parties and their respective lawful successors and assigns without prejudice to the other provisions hereof.

13.6 Unless otherwise agreed, each of the parties agree that the legal address provided herein shall be its correspondence and contact address, and undertakes to notify the other party in writing within one week if any change is made to its correspondence and contact address.

13.7 The headings and names of business herein are used only for the convenience of reference and shall not be used in the interpretation of the contents of terms or the rights or obligations of the parties.

CLAUSE 14 OTHER PROVISIONS

CLAUSE 15 SUPPLEMENTARY PROVISIONS

15.1        This Contract shall become effective upon the satisfaction of all of the following conditions: (1) the legal representative (responsible person) or authorized representative of the Guarantor signs hereon (or affixes his/her seal hereto) and affixes its official seal hereto; or the Guarantor signs hereon if the Guarantor is a natural person; and (2) the responsible person or authorized representative of the Creditor signs hereon (or affixes his/her seal hereto) and affixes its official seal hereto.

15.2        This Contract is made originally in quadruplicate, with the Guarantor and the Creditor respectively holding two.

THE GUARANTOR HAS READ THROUGH ALL TERMS HEREOF, THE CREDITOR HAS MADE EXPLANATIONS AT THE REQUEST OF THE GUARANTOR, AND THE GUARANTOR HAS NO OBJECTION TO ALL CONTENTS. THE PARTIES HERETO HAVE THE COMPLETELY SAME UNDERSTANDING OF THE TERMS HEREOF.

Guarantor (Official Seal / Signature)		Creditor (Official seal)

Legal Representative (Responsible Person)		Responsible Person or Authorized Representative

or Authorized Representative		(Signature / Seal)

(Signature / Seal)	/s/ Song Wang	/s/Jinzhong Ma (with company seal)

Handled by:		Handled by:

Signed on: October 30, 2017		Signed on: October 30, 2017

DECLARATION OF JOINT OWNER (applicable if the Guarantor is a natural person):

I (name: Kou Xiaohong, type of certificate: identity card, No. of certificate: XXXX) is the spouse of the Guarantor. I have carefully read and confirmed all terms hereof, and is aware and agree that the Guarantor provides the guarantee in favor of the Creditor for the Debtor and the debts secured by such guarantee are jointly owned by myself and the Guarantor, and therefore shall be repaid with the property jointly owned by myself and the Guarantor.

Signed by Joint Owner:

Signed on: October 30, 2017